UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2023

REPLIGEN CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-14656	04-2729386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Seyon Street, Bldg. 1, Suite 100, Waltham, MA 02453

(Address of Principal Executive Offices) (Zip Code)

(781) 250-0111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RGEN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2023, Repligen Corporation (the “Company”) announced that Jason K. Garland would be joining the Company as its Chief Financial Officer, effective September 25, 2023 (the “Effective Date”), replacing Jon Snodgres, who tendered his intention to retire on September 8, 2023 and who will continue in a full-time advisory role with the Company until October 6, 2023. Effective as of the Effective Date, Mr. Garland will serve as the Company’s principal financial officer and principal accounting officer.

In connection with Mr. Garland’s appointment as Chief Financial Officer, the Company and Mr. Garland entered into an employment agreement, dated September 8, 2023 (the “Employment Agreement”), which provides that Mr. Garland will receive an initial annual base salary of $550,000, and a target annual performance bonus of up to 75% of Mr. Garland’s annual base salary. The Employment Agreement also provides that Mr. Garland will receive a one-time signing bonus of $100,000, payable within thirty (30) days after the Effective Date. Mr. Garland will also be granted an option to purchase shares of the Company’s common stock and a restricted stock unit award under the Company’s 2018 Stock Option and Incentive Plan. These awards shall vest in equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the Effective Date, subject to Mr. Garland’s continued employment with the Company through the applicable vesting date. The aggregate grant date fair value of the awards will be $1,750,000 and shall be split equally between options and restricted stock units. The Employment Agreement also provides that the Company will grant Mr. Garland an annual equity award for 2024 worth an aggregate amount of $875,000, 50% of which will be granted in the form of time-based restricted stock units, 25% of which will be granted in the form of options to purchase the Company’s common stock and 25% of which will be granted in the form of performance-based restricted stock units. Additionally, Mr. Garland will be eligible to receive certain relocation assistance payments in connection with his relocation to the Boston, Massachusetts area, which amounts are subject to clawback under certain conditions. Mr. Garland will also be eligible to participate in all customary employee benefit plans or programs generally available to the Company’s full-time employees and executive officers, including as an “NEO Participant” under the Company’s Severance Plan, which plan is described beginning on page 53 of the Company’s definitive proxy statement on Schedule 14A for its 2023 annual meeting of stockholders filed with the Securities and Exchange Commission on April 11, 2023.

There are no arrangements or understandings with any other person pursuant to which Mr. Garland was appointed as the Company’s Chief Financial Officer and there are no family relationships between Mr. Garland and any director or executive officer of the Company. Additionally, there are no transactions between Mr. Garland and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Information about Mr. Garland’s business experience can be found in the press release detailing Mr. Garland’s appointment as Chief Financial Officer issued by the Company on September 12, 2023, attached as Exhibit 99.1 hereto, which biographical information contained in paragraphs 2 and 4 thereof is incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of September 8, 2023, by and between Repligen Corporation and Jason K. Garland.

99.1	Press release issued by Repligen Corporation on September 12, 2023.

104	Cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIGEN CORPORATION

Dated: September 12, 2023	By:	/s/ Tony J. Hunt
Tony J. Hunt
President and Chief Executive Officer